As filed with the Securities and Exchange Commission on November 18, 2003

Registration No. 333-104168

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT

UNDER THE
SECURITIES ACT OF 1933

VIXEL CORPORATION

(Exact name of Registrant as specified in its charter)

3535 Harbor Boulevard
Costa Mesa, California 92626
(714) 662-5600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1176506 (I.R.S. Employer Identification Number)

Paul F. Folino
President and Chief Executive Officer
Vixel Corporation
3535 Harbor Boulevard
Costa Mesa, California 92626
(714) 662-5600
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Steinberg, Esq.
Jeffer, Mangels, Butler & Marmaro LLP
1900 Avenue of the Stars, Seventh Floor
Los Angeles, California 90067
(310) 203-8080

     Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

     If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

RECENT EVENTS: DEREGISTRATION

     The Registration Statement on Form S-3 (Registration No. 333-104168) (the “Registration Statement”) of Vixel Corporation, a Delaware Corporation (“Vixel”), pertaining to the registration of 1,286,560 shares of Vixel Common Stock, par value $.0015 per share, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on March 31, 2003.

     Emulex Corporation, a Delaware corporation (“Emulex”), Aviary Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Emulex (“Merger Sub”), and Vixel entered into an Agreement and Plan of Merger dated October 7, 2003 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub has been merged with and into Vixel and Vixel has become a wholly-owned subsidiary of Emulex. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on November 17, 2003 (the “Effective Time”).

     As a result of the Merger, Vixel has terminated all offerings of Vixel Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Vixel in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Vixel Common Stock which remain unsold at the termination of the offering, Vixel hereby removes from registration all shares of Vixel Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on November 18, 2003.

VIXEL CORPORATION

By: /s/ Paul F. Folino

Paul F. Folino, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on November 18, 2003 in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Paul F. Folino Paul F. Folino	President, Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2003

/s/ Michael Rockenbach Michael Rockenbach	Vice President, Secretary, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 18, 2003